Clarkston Financial Increases Q1-2006 Loan Loss Provision.
Results Revised.

        CLARKSTON, Mich., May 15 /PRNewswire-FirstCall/ -- Clarkston Financial Corporation (OTC Bulletin Board: CKSB), the holding company for Clarkston State Bank and Huron Valley State Bank, announced today that it is revising its first quarter-2006 results to reflect a higher loan loss provision.

        On April 27, 2006 the Corporation reported net income of $119,000, or $0.10 per diluted share, for the three months ended March 31, 2006. The results included a loan loss provision of $116,000. Subsequent to the close of the quarter, this provision was increased to $832,000. As a result of the additional provision, the Corporation incurred a net loss of $354,000, or $0.28 per diluted share, for the first quarter of 2006.

        Of the total first quarter loan loss provision of $832,000, approximately $559,000 relates primarily to an aggregate principal balance of approximately $1.01 million of impaired loans to three commercial borrowers. The borrowers have been unable to meet the repayment terms of the loans and one of the borrowers has filed for Chapter 7 bankruptcy. The loans are secured by liens on commercial real estate and other collateral, but in all cases the collateral is no longer considered of sufficient value to cover the outstanding principal balance on the loans. In addition to specific reserves, these impairments have affected the Corporation's loss history resulting in additional provision requirements for loan losses.

        The level of the provision made in connection with the loans reflects the amount necessary to maintain the allowance for loan losses at an adequate level, based on the Bank's current analysis of probable incurred losses in its loan portfolio, with respect to loans held at March 31, 2006. Bank management is continuing to evaluate the financial condition of the borrowers and the value of the collateral. The impairment charge is based on the information currently available and may change as new information is received.

        The after tax impact on net income of the additional $559,000 provision for loan losses is approximately $369,000, or approximately $0.29 per diluted share.

        J. Grant Smith, President & COO, commented, "The impaired loans and revision to our results are distressing and disappointing. However, we continue to aggressively pursue these borrowers and have implemented enhancements to our policies and procedures and made personnel changes within our lending team in order to augment our credit administration. While we regret the need for these financial adjustments, we have full confidence in our management team and lending personnel, going forward."

        Clarkston State Bank remains "well capitalized" under regulatory capital requirements.

        The additional provision is included in the financial statements in the Corporation's first quarter Form 10-Q report filed today with the Securities and Exchange Commission.

        Safe Harbor. This news release contains comments or information that may constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non- traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

CLARKSTON FINANCIAL CORP
Historical Financial Data
000's Omitted

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Year Ended December 31,
	03/31/06	12/31/05	09/30/05	06/30/05	2005	2004	2003	2002	2001

Total Assets	201,887	195,576	188,265	186,153	195,576	163,379	142,617	115,335	83,920

Total Loans, Net of Unearn. Disc	139,319	133,544	131,231	130,242	133,230	111,542	83,830	54,722	34,455
Loans HFS (Excl From Above)	294	314	621	945	314	644	222	0	0

Loan Loss Reserve	2,118	1,930	1,879	1,506	1,930	1,280	1,092	696	419
Non-accrual Loans	1,142	1,066	0	0	1,066	0	0	0	146
Renegotiated Loans	0	0	0	0	0	0	0	0	0
Loans 90 days + Still Accruing	2,978	1,413	0	0	1,413	532	0	0	0
Total Non-performing Loans	4,120	2,479	0	0	2,479	532	0	0	146
Total Securities	49,948	48,982	43,071	37,344	48,982	44,384	49,064	54,742	42,510

Premises/Furniture & Fixtures	4,882	3,911	2,861	2,819	3,911	2,395	1,428	1,400	794
Repossessed Assets	186	205	205	0	205	0	0	0	0

Noninterest-bearing Deposits	22,491	23,633	22,666	26,207	23,633	19,766	18,231	14,797	9,230
Interest bearing Deposits	141,305	137,699	134,564	129,774	137,699	113,500	108,412	90,126	64,930

Total Deposits	163,796	161,332	157,230	155,981	161,332	133,266	126,643	104,923	74,160
CD's>$100K	40,006	37,668	30,700	30,490	37,668	27,598	24,712	24,155	19,983

Trust Preferred	4,000	4,000	4,000	4,000	4,000	4,000	4,000	0	0
Common Equity	14,667	15,131	15,291	12,460	15,131	12,201	11,232	9,758	8,667
Common Shares Outstanding at End of Period	1,246	1,246	1,235	1,049	1,246	1,046	1,039	1,027	1,026
Goodwill/Intangibles	0	0	0	0	0	0	0	0	0

Total borrowings (incl FHLB)	10,200	10,200	7,200	12,200	10,200	12,200	0	0	0

CLARKSTON FINANCIAL CORP
Historical Income Stmt Data
000's Omitted

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Year Ended December 31,
	03/31/06	12/31/05	09/30/05	06/30/05	2005	2004	2003	2002	2001

Total Interest Income	3,016	2,985	2,830	2,699	11,014	8,233	6,736	5,942	4,733
Interest Expense	1,467	1,347	1,302	1,170	4,838	2,996	2,566	2,709	2,638
Net Interest Income	1,549	1,638	1,528	1,529	6,176	5,237	4,170	3,233	2,095

Provision for Loan Losses	832	104	908	260	1,367	330	496	243	90

Security Gains	3	-2	0	0	-1	-26	532	205	249
Gain on loan sales	22	8	34	28	117	94	128	0	0
Service fees on loan and deposit accounts	200	157	175	221	744	637	473	387	300
Other Income	2	-24	1	4	-14	12	1	-2	4
Total Other Income	227	139	210	253	846	717	1,134	590	553

Salary & Benefit Expense	791	728	692	783	2,947	1,908	1,508	1,294	846
Occupancy Expense	254	256	209	201	849	509	381	452	346
Other Expense	488	558	648	412	2,042	1,552	1,084	829	748
Total Other Expense	1,533	1,542	1,549	1,396	5,838	3,969	2,973	2,575	1,940

EBIT	-589	132	-719	125	-183	1,655	1,835	1,005	618
Tax	-167	113	-242	10	-19	378	367	204	195
Minority Interest	68	140	0	0	140	0	0	0	0
Net Income	-354	159	-477	115	-24	1,277	1,468	801	423
Reported EPS (diluted)	-$0.28	$0.09	-$0.38	$0.10	-$0.02	$1.20	$1.41	$0.78	$0.41
Dividends Per Share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Selected Financial Ratios:
Total Risk Based Capital	14.28%	14.82%	15.19%	12.82%	14.82%	14.50%	12.59%	14.76%	19.91%
Return on Average Assets	-0.71%	0.33%	-1.02%	0.26%	-0.01%	0.83%	1.14%	0.80%	0.59%
Return on Average Equity	-9.50%	4.18%	-13.75%	3.74%	-0.18%	10.90%	13.99%	8.69%	4.99%
Net Interest Margin	3.27%	3.55%	3.36%	3.64%	3.51%	3.54%	3.34%	3.29%	3.13%

Average Assets	198,732	191,921	187,209	179,801	179,478	152,998	128,976	99,628	72,070
Net charge-offs ($)	644	53	535	117	717	142	100	-34	50
Gross charge-offs ($)	651	55	535	117	720	254	144	13	51